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                                                                  June 30, 1997


Dean Witter National Municipal Securities Trust
Two World Trade Center
New York, NY 10048

Dean Witter Tax-Exempt Securities Trust
Two World Trade Center
New York, NY 10048

Gentlemen:

                  You have requested our opinion as to the Federal income tax consequences of the transaction (the "Reorganization") described below pursuant to which substantially all assets of (i) Dean Witter National Municipal Securities Trust ("National Municipal"), will be combined with those of Dean Witter Tax-Exempt Securities Trust ("Tax-Exempt"), in exchange for shares of Tax-Exempt, and the assumption by Tax-Exempt of certain liabilities of National Municipal (the "Liabilities"), (ii) National Municipal will be liquidated, and
(iii) the Tax-Exempt Shares will be distributed to the holders ("National Municipal Shareholders") of shares in National Municipal ("National Municipal Shares") pursuant to such liquidation.

                  We have examined and are familiar with such documents, records and other instruments as we have deemed appropriate for purposes of this opinion letter, including the Registration Statement being filed with the Securities and Exchange Commission under the Securities Act of 1933 on Form N-14, relating to the Tax-Exempt Shares (the "Registration Statement") which includes, as a part thereof, the proxy statement of National Municipal (the "National Municipal Proxy") which will be used to solicit proxies of Shareholders in connection with the Special Meeting of National Municipal Shareholders and the proposed Agreement and Plan of Reorganization by and between National Municipal and Tax-Exempt (the "Plan"). In rendering this opinion, we have assumed that such documents as yet unexecuted will, when executed, conform to the proposed forms of such documents that we have examined. We have further assumed that the Reorganization will be carried out pursuant to the terms of the Plan, that factual statements and information contained in the Registration Statement, the National Municipal Proxy and other documents, records, and instruments supplied to us are correct and


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June 30, 1997
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that there will be no material change with respect to such facts or information prior to the time of the Reorganization. In rendering our opinion we have also relied on the representations and facts discussed below which have been provided to us by Dean Witter Intercapital Inc ("Dean Witter"), Tax-Exempt and National Municipal, and we have assumed that such representations and facts will remain correct at the time of the Reorganization.


                                      FACTS


                  Tax-Exempt is an open-end diversified management investment company engaged in the continuous offering of its shares to the public. Since its inception, Tax-Exempt has conducted its affairs so as to qualify, and has elected to be taxed, as a regulated investment company under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

                  National Municipal is an open-end diversified management investment company engaged in the continuous offering of its shares to the public. Since its inception, National Municipal has conducted its affairs so as to qualify, and has elected to be taxed, as a regulated investment company under
Section 851 of the Code.

                  The Board of Directors of Tax-Exempt and of National Municipal have each determined, for valid business reasons, that it is advisable to combine the assets of National Municipal and Tax-Exempt into one fund.

                  In view of the above, the Board of Directors of National Municipal adopted the Plan, subject to, among other things, approval by National Municipal Shareholders.

                  Pursuant to the Plan, National Municipal will transfer all of its assets to Tax-Exempt in exchange for the Tax-Exempt Shares (including fractional Tax-Exempt Shares) and the assumption by Tax-Exempt of the Liabilities. Immediately thereafter, National Municipal will distribute the Tax-Exempt Shares to National Municipal Shareholders in exchange for and in cancellation of their National Municipal Shares and in complete liquidation of National Municipal.

                  Each of the following representations, among other representations, has been made to us in connection with the Reorganization by Dean Witter, National Municipal and Tax-Exempt.


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June 30, 1997
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                  (1) To the best of the knowledge of the management of Dean
Witter, National Municipal, Tax-Exempt, and their affiliates (collectively, "Management"), there is no plan or intention on the part of National Municipal Shareholders, to redeem, sell, exchange or otherwise dispose of a number of Tax-Exempt Shares that would reduce National Municipal Shareholders' ownership of Tax-Exempt Shares to a number of Tax-Exempt Shares having a value, as of the date of the Reorganization, of less than 50 percent of the value of all of the formerly outstanding National Municipal Shares as of such date;

                  (2) Tax-Exempt has no plan or intention to reacquire any of the Tax-Exempt Shares to be issued pursuant to the Reorganization except to the extent necessary to comply with its legal obligation to redeem its own shares;

                  (3) The Liabilities to be assumed by or transferred to Tax-Exempt were incurred by National Municipal in the ordinary course of business and are associated with the assets being transferred to Tax-Exempt;

                  (4) The amount of the Liabilities will not exceed the aggregate adjusted basis of National Municipal for its assets transferred to Tax-Exempt;

                  (5) Tax-Exempt has no plan or intention to sell or otherwise dispose of more than fifty percent of the assets of National Municipal acquired in the Reorganization, except for dispositions made in the ordinary course of business;

                  (6) There is no indebtedness between National Municipal and Tax-Exempt that was issued, acquired or will be settled at a discount;

                  (7) National Municipal has been a regulated investment company within the meaning of Section 851 of the Code since the date of its organization through the end of its last complete taxable year and will qualify as a regulated investment company for its taxable year ending on the date of the Reorganization;

                  (8) Tax-Exempt has been a regulated investment company within the meaning of Section 851 of the Code since the date of its organization through the date hereof and will qualify as a regulated investment company for its taxable year ending December 31, 1997; and



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June 30, 1997
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                  (9) National Municipal will have no accumulated earnings and profits as of the close of its taxable year ending on the date of the Reorganization.


                                     OPINION


                  Based on the Code, Treasury Regulations issued thereunder, Internal Revenue Service Rulings and the relevant case law, as of the date hereof, and on the facts, representations and assumptions set forth above, and the documents, records and other instruments we have reviewed, it is our opinion that the Federal income tax consequences of the Reorganization to Tax-Exempt, National Municipal, and the National Municipal Shareholders will be as follows:

                  (1) The transfer of substantially all of National Municipal's assets in exchange for Tax-Exempt Shares and the assumption by Tax-Exempt of certain stated Liabilities of National Municipal, followed by the distribution by National Municipal of the Tax-Exempt Shares to the National Municipal Shareholders in exchange for their National Municipal Shares, will constitute a "reorganization" within the meaning of Section 368(a)(1) of the Code, and National Municipal and Tax-Exempt will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

                  (2) No gain or loss will be recognized by Tax-Exempt upon the receipt of the assets of National Municipal solely in exchange for Tax-Exempt Shares and the assumption of the Liabilities by Tax-Exempt of the stated liabilities of National Municipal;

                  (3) No gain or loss will be recognized by National Municipal upon the transfer of the assets of National Municipal to Tax-Exempt, in exchange for the Tax-Exempt Shares and the assumption of the Liabilities by Tax-Exempt, or upon the distribution of the Tax-Exempt Shares to National Municipal Shareholders in exchange for their National Municipal Shares as provided in the Plan;

                  (4) No gain or loss will be recognized by National Municipal Shareholders upon the exchange of their National Municipal Shares for the Tax-Exempt Shares;

                  (5) The aggregate tax basis for the Tax-Exempt Shares received by each


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June 30, 1997
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National Municipal Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the National Municipal Shares held by each such National Municipal Shareholder immediately prior to the Reorganization;

                  (6) The holding period of the Tax-Exempt Shares to be received by each National Municipal Shareholder will include the period during which the National Municipal Shares surrendered in exchange therefor were held (provided such National Municipal Shares were held as capital assets on the date of the Reorganization);

                  (7) The tax basis of the assets of National Municipal acquired by Tax-Exempt will be the same as the tax basis of such assets to National Municipal immediately prior to the Reorganization; and

                  (8) The holding period of the assets of National Municipal in the hands of Tax-Exempt will include the period during which those assets were held by National Municipal.

                  We are not expressing an opinion as to any aspect of the Reorganization other than those opinions expressly stated above.

                  As noted above, this opinion is based upon our analysis of the Code, Treasury Regulations issued thereunder, Internal Revenue Service Rulings and case law which we deem relevant as of the date hereof. No assurances can be given that there will not be a change in the existing law or that the Internal Revenue Service will not alter its present views, either prospectively or retroactively, or adopt new views with regard to any of the matters upon which we are rendering this opinion, nor can any assurances be given that the Internal Revenue Service will not audit or question the treatment accorded to the Reorganization on the Federal income tax


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June 30, 1997
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returns of Tax-Exempt, National Municipal, or the National Municipal
Shareholders.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and any reference to our firm in the Registration Statement and the National Municipal Proxy constituting a part thereof.

                                                     Very truly yours,


                                                     /s/ Gordon Altman Butowsky
                                                     Weitzen Shalov & Wein